EXHIBIT 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kendrick B. Melrose and J. Lawrence McIntyre, or either of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and/or all amendments to Registration Statement Nos. 333-10004, 333-89260, 333-89262, 333-57198, 333-47260, 333-36166, 333-44879, 333-03509 and/or 333-03505, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby approving and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

* Kendrick B. Melrose	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	May 29, 2003

* Stephen P. Wolfe	Vice President Finance and Chief Financial Officer (Principal Financial Officer	May 29, 2003

* Randy B. James	Vice President and Controller (Principal Accounting Officer)	May 29, 2003

* Ronald O. Baukol	Director	May 29, 2003

* Robert C. Buhrmaster	Director	May 29, 2003

* Winslow H. Buxton	Director	May 29, 2003

* Janet K. Cooper	Director	May 29, 2003

* Katherine J. Harless	Director	May 29, 2003

* Robert H. Nassau	Director	May 29, 2003

* Dale R. Olseth	Director	May 29, 2003

* Christopher A. Twomey	Director	May 29, 2003

* Gregg W. Steinhaffel	Director	May 29, 2003

* Edwin H. Wingate	Director	May 29, 2003